As filed with the Securities and Exchange Commission on August 29, 1997

                           Registration No. 333-27753




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                               AMENDMENT NO. 2 TO
                             REGISTRATION STATEMENT

                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         SHEFFIELD PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3808303
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)



                              30 Rockefeller Plaza
                                   Suite 4515
                            New York, New York 10112
                                 (212) 957-6600
--------------------------------------------------------------------------------
    (Address, Including Zip Code and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                              --------------------
                                 Douglas R. Eger
                                    Chairman
                         Sheffield Pharmaceuticals, Inc.
                        30 Rockefeller Plaza, Suite 4515
                            New York, New York 10112
                                 (212) 957-6600
--------------------------------------------------------------------------------
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent For Service)

                                    COPY TO:
                            Daniel J. Gallagher, Esq.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                              --------------------



                                                        (CONTINUED ON NEXT PAGE)

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                         Proposed
                                                                          Maximum            Proposed
                                                                         Offering            Maximum           Amount of
Title of Each Class of                               Amount to be        Price Per          Aggregate         Registration
Securities to be Registered*                          Registered           Share          Offering Price          Fee
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value issuable            2,850,463 shares(1)(2)    $2.72(3)         $7,753,259.36(3)   $2,349.47
upon conversion of Series A Preferred
Stock Conversion Shares.....................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable             351,539  shares(1)      $3.65(4)         $1,283,117.35(4)     $388.82
upon exercise of Warrants granted to
holders of Series A Preferred Stock.........
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable              24,559 shares(1)(2)    $2.72(3)            $66,800.48(3)      $20.24
upon conversion of Series A Preferred
Stock issued to Frith Brothers
Investments, Inc. and as stock dividends
on Series A Preferred Stock held
thereby.....................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value issuable               98,000 shares          $2.72(3)           $266,560.00(3)      $80.78
as stock dividends on Series A Preferred
Stock.......................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,                       50,000  shares(1)      $3.9375(5)         $196,875.00(5)      $59.66
issuable upon exercise of options issued
to Bailey   Associates......................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable              40,000 shares(1)         $5.50(6)         $220,000.00(6)      $66.67
upon exercise of options issued to The
Research Works, Inc.........................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable              20,000 shares(1)         $3.77(7)          $75,400.00(7)      $22.85
upon exercise of options issued to R.
Figliozzi...................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable              25,000 shares(1)         $4.125(8)        $103,125.00(8)      $31.25
upon exercise of options issued to B.
Laurent.....................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable               5,000 shares(1)         $3.375(9)         $16,875.00(9)       $5.11
upon exercise of options issued to
Copley-Pacific, Inc.........................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable               2,922 shares(1)         $3.375(10)         $9,861.75(10)      $2.99
upon exercise of options issued to D.
Poretz......................................
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value,                      15,000 shares(1)         $3.1875(11)       $47,812.50(11)     $14.49
issuable upon exercise of options issued
to D. Gallagher.............................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable              15,000 shares(1)         $2.75(12)         $41,250.00(12)     $12.50
upon exercise of options issued to J.
Leach.......................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per                   100,000 shares            $2.375(13)       $237,500(13)        $71.97
share, issued to Stone Pine Atlantic,
LLC




----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per                   200,000 shares(1)         $2.6875(14)      $537,000.00(14)    $162.73
share, issuable upon exercise of options
granted to Stone Pine Atlantic, LLC
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per                    54,396 shares(1)         $6.50(15)        $353,574.00(15)    $107.15

share, issuable upon exercise of warrants
issued to LHIP Acquisition Company
LLC
----------------------------------------------------------------------------------------------------------------------------------
Total(16)                                                                                      $11,209,010.44  $3,396.68
==================================================================================================================================


* The expenses of the offering described in this registration statement, all of which are payable by the Company, are estimated at $165,000.00.

(1) Pursuant to Rule 416, there are also registered hereby an indeterminate number of shares of Common Stock that may become issuable by reason of the anti-dilution provisions of these securities, warrants or options.
(2) Pursuant to Rule 416, there are also registered hereby an indeterminate number of shares of Common Stock issuable upon conversion of the Registrant's Series A Preferred Stock resulting from the fluctuating conversion rate of the Series A Preferred Stock that is determined based upon the market price of the Company's publicly-traded Common Stock as of the date of the applicable conversion thereof.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the high and low prices of the Registrant's Common Stock as reported on the American Stock Exchange on May 21, 1997.

(4) Based upon $3.65 per share exercise price of the Series A Preferred Stock Warrants.
(5)     Based upon $3.9375 per share exercise price of such options.
(6)     Based upon $5.50 per share exercise price of such options.
(7)     Based upon $3.77 per share exercise price of such options.
(8)     Based upon $4.125 per share exercise price of such options.
(9)     Based upon $3.375 per share exercise price of such options.
(10)    Based upon $3.375 per share exercise price of such options.
(11)    Based upon $3.1875 per share exercise price of such options.
(12)    Based upon $2.75 per share exercise price of such options.
(13) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average high and low prices of the Registrant's Common Stock as reported on the American Stock Exchange on July 30, 1997.
(14)    Based upon $2.6875 per share exercise price of such options.
(15) Based upon the exercise prices of these warrants, ranging from $4.00 to $6.50 per share.
(16) Registrant previously paid a registration fee of $3,512.22 on May 25, 1997. Registrant paid an additional registration fee of $273.13 on August 1, 1997.



                              --------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         SHEFFIELD PHARMACEUTICALS, INC.

                              CROSS REFERENCE SHEET

          PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
             PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-3


             ITEM NUMBER AND HEADING IN
             FORM S-3 REGISTRATION STATEMENT                              CAPTION OR LOCATION IN PROSPECTUS
1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus..........................................   Forepart of the Registration Statement;
                                                                            Outside Front Cover Page of
                                                                            Prospectus
2.   Inside Front and Outside Back Cover Pages of Prospectus...........   Inside Front Cover Page of
                                                                            Prospectus; Available Information
3.   Summary Information, Risk Factors and Ratio of Earnings to
     Fixed Charges.....................................................   The Company; Risk Factors
4.   Use of Proceeds...................................................   Use of Proceeds
5.   Determination of Offering Price...................................           *
6.   Dilution..........................................................           *
7.   Selling Security-Holders..........................................   Selling Stockholders
8.   Plan of Distribution..............................................   Plan of Distribution
9.   Description of Securities to be Registered .......................   Description of Securities

10.  Interests of Named Experts and Counsel ...........................   Legal Matters; Experts
11.  Material Changes..................................................   Recent Developments
12.  Incorporation of Certain Information by Reference.................   Incorporation of Certain Documents by
                                                                            Reference
13.  Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities...................................           *

-------------------
*  Not applicable

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1997



         PROSPECTUS

                         SHEFFIELD PHARMACEUTICALS, INC.
                 (formerly Sheffield Medical Technologies Inc.)


                        3,851,879 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and resale by certain selling stockholders (collectively, the "Selling Stockholders") of (i) 3,300,002 shares (the "Preferred Stock Conversion Shares") of common stock, $.01 par value ("Common Stock"), of Sheffield Pharmaceuticals, Inc. (formerly Sheffield Medical Technologies Inc.) (the "Company") issuable upon conversion of the Company's Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), as stock dividends on such shares of Series A Preferred Stock and upon the exercise of certain stock purchase warrants of the Company (the "Series A Warrants") issued to purchasers of Series A Preferred Stock, (ii) 24,559 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock issued to Frith Brothers Investments, Inc. and as dividends on such shares of Series A Preferred Stock, (iii) 50,000 shares of Common Stock issuable upon the exercise of certain stock purchase options of the Company issued to Bailey Associates in connection with certain financial services provided by Bailey & Associates, (iv) 40,000 shares of Common Stock issuable upon exercise of certain stock purchase options of the Company issued to The Research Works, Inc. in connection with certain services provided by The
Research Works, Inc., (v) 20,000 shares of Common Stock issuable upon the exercise of certain stock purchase options of the Company issued to Robert Figliozzi in connection with certain consulting services provided by Robert Figliozzi (vi) 25,000 shares of Common Stock issuable upon the exercise of certain stock purchase options of the Company issued to Bernard Laurent, (vii) 5,000 shares of Common Stock issuable upon the exercise of certain stock purchase options of the Company issued to Copley-Pacific, Inc. in connection with certain financial public relations services provided by Copley-Pacific, Inc., (viii) 2,922 shares of Common Stock issuable upon the exercise of certain stock purchase options of the Company issued to Douglas Poretz Ltd. in connection with certain financial services provided by D. Poretz Ltd., (ix) 15,000 shares of Common Stock issuable upon exercise of certain stock purchase options of the Company issued to Daniel J. Gallagher, (x) 15,000 shares of Common Stock issuable upon exercise of certain stock purchase options of the Company issued to Jeffrey R. Leach, (xi) 100,000 shares of Common Stock issued to Stone Pine Atlantic, LLC, (xii) 200,000 shares of Common Stock issuable upon options granted to Stone Pine, LLC and (xiii) 54,396 shares of Common Stock issuable upon exercise of warrants issued to LHIP Acquisition Company LLC. This Prospectus also relates, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to the offer and resale by certain Selling Stockholders of an indeterminate number of shares of Common Stock that may become issuable by reason of the anti-dilution provisions of the aforementioned securities and an indeterminate number of shares of Common Stock issuable upon conversion of Series A Preferred Stock resulting from the fluctuating conversion rate of the Series A Preferred Stock that is determined based upon the market price of the Company's publicly-traded Common Stock as of the date of the applicable conversion thereof. See "Description of Securities - Series A Preferred Stock."

         The Common Stock presently trades on the American Stock Exchange (the "AMEX") under the symbol "SHM". On August 28, 1997, the closing sale price of the Common Stock on the AMEX was $2.25.


         The Selling Stockholders, directly or through broker-dealers, may sell the Common Stock offered hereby from time to time on the AMEX or on any other securities exchange on which Common Stock is listed or in privately negotiated transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at privately negotiated prices. The Selling Stockholders and any underwriters, brokers, dealers or agents that act in connection with the sale may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by them and any profit on the resale of securities as principal might be deemed to be underwriting discounts under the Securities Act. See "Plan of Distribution."

                        -------------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
            THE COMPANY EXPECTS TO INCUR ADDITIONAL OPERATING LOSSES
              OVER THE NEXT SEVERAL YEARS WHICH RAISES SUBSTANTIAL
                    DOUBT ABOUT ITS ABILITY TO CONTINUE AS A
            GOING CONCERN. SEE "RISK FACTORS" AT PAGES 9 - 14 BELOW.

                        -------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                        -------------------------------

                  The date of this Prospectus is _______, 1997.

                                TABLE OF CONTENTS


                                                                     PAGE

AVAILABLE INFORMATION...................................................4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................4

THE COMPANY.............................................................6

RISK FACTORS............................................................9

USE OF PROCEEDS........................................................14

DIVIDEND POLICY........................................................15

RECENT DEVELOPMENTS....................................................15

SELLING STOCKHOLDERS...................................................16

DESCRIPTION OF SECURITIES..............................................19

PLAN OF DISTRIBUTION...................................................20

LEGAL MATTERS..........................................................20

EXPERTS  ..............................................................21

ADDITIONAL INFORMATION.................................................21

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the AMEX. 86 Trinity Place, New York, New York 10006, on which the Common Stock of the Company is listed for trading (Symbol: SHM).

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                             ----------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  Company   incorporates   by  reference  the  following   documents
heretofore filed with the Commission pursuant to the Exchange Act:

                  (a) Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1996, as amended by Amendment Nos. 1 and 2 filed with the Commission on April 16, 1997 and July 30, 1997, respectively.


                  (b) Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 1997 as filed with the Commission, as amended by Amendment No. 1 filed with the Commission on July 31, 1997.

                  (c) Quarterly Report of the Company on Form 10-Q for the quarterly period ended June 30, 1997 as filed with the Commission.

                  (d) The description of the Common Stock and other matters set forth in the Company's Registration Statement on Form 8-B filed with the Commission on July 7, 1995.


         All documents filed by the Company after the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference in this Prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Sheffield Pharmaceuticals, Inc., 30 Rockefeller Plaza, Suite 4515, New York, New York 10112, Attention: Douglas R. Eger, Chairman. Oral requests should be directed to Mr. Eger at (212) 957-6600.

                                   THE COMPANY

         The Company is engaged in the development of proprietary prescription pharmaceutical products targeted at patient markets with unmet medical needs over a range of therapeutic areas. The Company's strategy is to focus its resources on later stage projects that have a more rapid and predictable path to marketing approval. The Company's objective is to be a specialty pharmaceutical company that develops and markets its own proprietary products. The principal elements of the Company's business strategy consist of the following: (i) the acquisition of opportunities with unrealized commercial potential that address unmet medical needs and require only later stage development prior to regulatory approval; (ii) a focus initially on segments of the large, rapidly growing respiratory market, which includes certain chronic diseases requiring long-term therapy; (iii) the development of proprietary formulations of currently approved pharmaceutical compounds, which can reduce regulatory and development risks typically associated with the development of new chemical entities; (iv) the management of the clinical development and regulatory approval of its products that will be performed by clinical research organizations or organizations with similar development capabilities; (v) the contracting for the manufacture of its products by pharmaceutical manufacturers with a history of producing cost effective, high quality, U.S. Food and Drug Administration ("FDA") compliant products; and (vi) the marketing of its products directly through the Company's specialty sales force that will be built at such time as opportunities warrant.

         As of the date of this Prospectus, the Company has acquired certain development and marketing rights in the following technologies:

         MULTI-DOSE INHALER (MSI). The Company holds exclusive worldwide license rights to a multi-dose inhaler of Siemens AG (the "MSI Inhaler"). The MSI Inhaler is a drug delivery system that allows for the administration of a range of drugs to the lungs for asthma, chronic obstructive pulmonary disease and other respiratory diseases. In addition, the MSI Inhaler's delivery system may find application in the treatment of non-respiratory illnesses that may be treated by drug deliveries to the lungs. The Company plans to develop drug formulations for use with the MSI Inhaler.

         ION PHARMACEUTICALS, INC. TECHNOLOGIES. The Company, through Ion Pharmaceuticals, a Delaware corporation and a wholly-owned subsidiary of the Company ("Ion"), holds exclusive worldwide license rights to certain compounds and their uses for the treatment of conditions characterized by unregulated cell proliferation or cell growth and sickle cell anemia, and holds an exclusive option to license certain compounds and their uses for the treatment of gastrointestinal disorders, such as secretory diarrhea (collectively, the "Ion Pharmaceuticals Technologies"). Ion's intellectual property portfolio consists of clotrimazole, its metabolites, and a number of proprietary new chemical entities co-owned by Ion termed the Trifens(TM). Such compounds have demonstrated promise in therapeutic applications for treating a number of conditions characterized by unregulated cell proliferation, such as cancer (including multiple drug resistant cancer) and certain dermatological conditions, as well as sickle cell anemia and secretory diarrhea.

         RBC-CD4 ELECTROINSERTION TECHNOLOGY. The Company is the worldwide licensee of certain technology (the "RBC-CD4 Electroinsertion Technology") relating to the electroinsertion of full-length CD4 protein into the red blood cell membrane ("RBC-CD4") for use as a therapeutic in the treatment of the human immunodeficiency virus ("HIV") that leads to Acquired Immune Deficiency Syndrome ("AIDS"). The electroinsertion process inserts CD4, the protein that serves as the binding site of the HIV virus, into red blood cells. This altered cell complex acts as a decoy and is designed to cleanse the blood of infection by binding to and removing the HIV virus from circulation before it can infect other cells in the human immune system. The related Phase I/IIA clinical trial was conducted by The Johns Hopkins University Medical Center.

         LIPOSOME-CD4 TECHNOLOGY. The Company is the worldwide licensee of certain technology (the "Liposome-CD4 Technology") relating to the incorporation of CD4 antigens into liposome bilayers and their use as a therapeutic agent in the treatment of HIV and AIDS. While RBC-CD4 Electroinsertion Technology is being developed by the Company to target HIV and HIV-infected cells in the blood, Liposome-CD4 Technology is being developed by the Company's exclusive sublicensee, Sequus Pharmaceuticals, to target infections in the human lymphatic system, a major reservoir for infection not reached by blood circulation.

         HIV/AIDS VACCINE. The Company holds an exclusive worldwide license to a potential HIV/AIDS vaccine and diagnostic developed by Professor Jean-Claude Chermann, one of the original Pasteur Institute discoverers of HIV. The vaccine concept developed by Professor Chermann utilizes a cellular antigen that is incorporated into the HIV viral coating after the HIV virus has reproduced in a human cell. This cellular antigen does not appear to vary across the various strains of the virus and may provide a stable target to develop antibodies that can prevent infection. The Company believes this approach may also protect against both blood-born and sexual transmission of HIV. The Company's goal is to develop an oral formulation that would make the vaccine potentially less costly and easier to distribute to a broad population. The related research is being conducted by Professor Chermann and a team of scientific and medical investigators affiliated with the French National Institute of Health and Medical Research.

         UGIF TECHNOLOGY. The Company holds an exclusive worldwide license to a potential prostate cancer therapy. The related technology focuses on a urogenital sinus derived growth inhibitory factor that may inhibit the growth of transformed cells and tumors in the human prostate. The related research is being conducted by scientific and medical investigators affiliated with Baylor College of Medicine and headed by Dr. David R. Rowley.

         MEMBRANE ATTACK COMPLEX (MAC)/COMPLEMENT TECHNOLOGY. The Company holds exclusive worldwide license rights to certain membrane attack complex
(MAC)/complement technology relating to the loading of therapeutic and diagnostic molecules into cells. Through the use of certain complement proteins, pores or channels can be formed in various cell membranes, allowing a pathway for the entry of molecules of various sizes into such cells. This technology could provide for the selective delivery of various therapeutic and diagnostic agents to target, I.E., cancer cells or viruses. The related research is being conducted by scientific and medical investigators affiliated with Harvard Medical School and headed by Dr. Jose Halperin.

         The Company's research and development of its technologies are at various stages of progress. The Company's research and development activities to date have not resulted in a commercial product. Most of the Company's technologies are at early stages of research and development and are at least several years away from receiving FDA approval or from commercialization. Management currently believes its MSI Inhaler will be its first technology to receive FDA approval, which approval is currently estimated to be received in approximately three to four years. However, there can be no assurance that any of the Company's technologies will receive final approval from the FDA or will result in a commercialized product.


         The table below indicates (i) the Company's direct research and development expenses by project for the six months ended June 30, 1997, for the fiscal year ended December 31, 1996 and from the Company's inception to June 30, 1997, (ii) the Company's current estimate by project of committed and/or anticipated funding requirements after June 30, 1997 and (iii) revenues received to date by project.

                         DIRECT RESEARCH AND DEVELOPMENT
                                    EXPENSES
                                  (IN DOLLARS)


                                                                                                COMMITTED
                                                                                                  AND/OR
                                         THREE           FISCAL                                ANTICIPATED
                                        MONTHS            YEAR                                 R&D FUNDING
                                         ENDED            ENDED           INCEPTION TO            AFTER                 REVENUE
            R&D PROJECT                 6/30/97         12/31/96             6/30/97              6/30/97*              RECEIVED
--------------------------------    -------------    -------------    ------------------    -------------------      ------------
Multi-Dose Inhaler (MSI)               171,201          144,409             1,445,926              15,256,074              -0-
Ion Pharmaceuticals,                   267,016        2,097,020             4,599,183                 671,690           10,000
  Inc. Technologies
RBC-CD4 Electroinsertion                 6,736          515,036             6,254,185                     -0-              -0-
 Technology
 Liposome-CD4 Technology                   -0-           60,449             2,322,322                     -0-          500,000
HIV/AIDS Vaccine                       100,000          414,849             1,199,118                  25,000              -0-
UGIF Technology                         60,018           16,398               163,419                  40,000              -0-
Membrane Attack Complex                 60,936          121,874               304,682                  80,936              -0-

 (MAC)/Complement
  Technology



---------------
* These amounts constitute management's estimate of anticipated direct R&D expenses as of the date of this Prospectus. The amounts and rate of application of the Company's funds to any particular project are expected to fluctuate and will depend in part on the Company's successful completion of various stages of research, the availability of additional financing and the Company's identification and acquisition of rights in new technologies in the future.

         The Company is a party to license agreements pursuant to which the Company has obtained worldwide exclusive licenses to its technologies. Each of these license agreements require the Company to pay the licensors royalties on proceeds received by the Company from the commercialization of related products. The royalty rates payable by the Company under these license agreements generally range from 3.75% to 50% of gross compensation received by the Company in respect of related commercialized product. These license agreements also require the Company to develop the related technology and grant the Company the right, under certain circumstances, to sublicense the related technologies. In addition, the Company is a party to a sublicense agreement with Sequus Pharmaceuticals, Inc. ("Sequus") pursuant to which the Company has granted Sequus an exclusive sublicense to develop and commercialize its Liposome CD-4 Technology. The sublicense agreement requires Sequus to pay the Company royalties in varying amounts on proceeds received by Sequus in connection with commercialization of the related technology by Sequus. The amount of interest that the Company will maintain in a particular technology is a factor of the amount of net income retained by the Company after payment of royalties payable by the Company to the related technology licensor and any related third party contractors (E.G., research institutions or private companies) and the amount of royalties received by the Company from any sublicensees of the technology, which retained amount of interest will vary among each of the Company's technologies.

         The Company was organized under Canadian law in October 1986 as Sheffield Strategic Metals, Inc. The Company commenced operations in the United States in January 1992 through its wholly-owned subsidiary, U-Tech Medical Corporation, a Texas corporation ("U-Tech"), with its principal offices in Houston, Texas. Effective May 19, 1992, Sheffield Pharmaceuticals, Inc. became domesticated as a Washington corporation in the State of Wyoming without reincorporation pursuant to a "continuance" procedure under Wyoming corporation law. On June 13, 1995, the Company changed its state of incorporation to Delaware by means of a merger with and into a newly-formed wholly-owned Delaware subsidiary of the Company. Such merger and the resulting change of the Company's state of incorporation to Delaware was approved by the Company's stockholders in January 1995. The Company changed its name from "Sheffield Medical Technologies Inc." to "Sheffield Pharmaceuticals, Inc." effective June 27, 1997. Unless the context otherwise indicates, the "Company" as used herein means Sheffield Pharmaceuticals, Inc., its predecessors and its wholly-owned subsidiaries, U-Tech and Ion and CP Pharmaceuticals, Inc.

         The Company's headquarters are located at 30 Rockefeller Plaza, Suite 4515, New York, New York 10112 and its telephone number is (212) 957-6600.


                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND PROSPECTIVE PURCHASERS SHOULD BE AWARE THAT THE PURCHASE OF SUCH SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; GOING CONCERN OPINION


         The Company is in the  development  stage.  The Company  commenced  its biotechnology operations in the United States in January 1992 through its wholly-owned subsidiary, U-Tech, a Texas corporation, to acquire, develop and commercialize what it believed to be promising medical technologies. On January 10, 1996, Ion was formed as a wholly-owned subsidiary of the Company. At that time, Ion acquired the Company's rights to the Company's anti-proliferative technology. The Company has been principally engaged to date in research funding and licensing efforts, and has experienced significant operating losses. The Company experienced operating losses of $7,008,889 and $6,089,487 for the fiscal year ended December 31, 1996 and for the six months ended June 30, 1997, respectively, and as of June 30, 1997, the Company had an accumulated deficit of $32,761,438. The independent auditors' report dated February 12, 1997, except for Note 9 as to which the date is March 14, 1997, on the Company's consolidated financial statements stated that the Company has generated only minimal operating revenue, has incurred recurring operating losses and requires additional capital and that these conditions raise substantial doubt about its ability to continue as a going concern. The Company expects that it will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with license and development agreements with independent companies, universities and other institutions for research and development and product development activities. As a result, the Company anticipates significant additional operating losses for 1997 and that such losses will continue thereafter until such time, if ever, as the Company is able to generate sufficient revenues to sustain its operations.


         The Company's ability to achieve profitable operations is dependent in large part on regulatory approvals of its products and technologies and on its ability to enter into manufacturing and marketing agreements with other pharmaceutical, biomedical or medical companies. There can be no assurance that the Company will ever achieve profitable operations.

SIGNIFICANT LIQUIDITY RESTRAINTS


         The Company's cash available for funding its operations as of June 30, 1997 was $539,287. As of such date, the Company had trade payables and accrued liabilities of $504,870, current research obligations of $331,634 and other liabilities of $120,785. In addition, the Company is obligated to fund between June 30, 1997 and June 30, 1998 approximately $1,850,000 in the aggregate under existing agreements. The Company will be required to obtain additional funds for its business through operations or equity or debt financings, collaborative arrangements with corporate partners or from other sources. No assurance can be given that these funds will be available for the Company to finance its development on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of funding, the Company's business will suffer a material adverse effect. As of the date of this Prospectus there were 35,700 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock is redeemable by holders for $125 per share in the event of (i) any reclassification or change of outstanding shares of Common Stock issuable upon Conversion of Series A Preferred Stock (other than a change in par value),
(ii) any consolidation or merger to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or certain changes in, outstanding shares of Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Company as an entirety. In addition, upon the occurrence of certain changes of control, Series A Preferred Stock holders may redeem their shares of Series A Preferred Stock for an amount per share equal to the greater of (a) $125 and (b) the product of the aggregate number of shares of Common Stock into which a share of Series A Preferred Stock is otherwise convertible on the date preceding the change of control multiplied by the then current market price of a share of Common Stock. See "Description of Securities
- Series A Cumulative Convertible Redeemable Preferred Stock."


NEED FOR ADDITIONAL FINANCING


         Since the Company does not expect to generate substantial revenues from the sale of any products or technologies in the immediate future, the Company will require substantial additional funds from other sources to complete its research and development, to conduct additional clinical tests and to establish manufacturing and marketing relationships with pharmaceutical, biomedical or medical companies. The Company will attempt to acquire funds for these purposes through operations, additional equity or debt financings, collaborative arrangements with corporate partners or from other sources. Management estimates that, based on the status of the Company's current projects, the Company will require $8,000,000 to satisfy its cash requirements for research and development and $3,100,000 to satisfy its cash requirements for general and administrative costs during the next twelve months. The Company is currently in discussions with various parties that may be interested in providing the Company with financing but, as of the date of this Prospectus, no commitment has been received from potential sources of additional funding. No assurance can be given that these funds will be available for the Company to finance its development on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of funding, the Company's business will suffer a material adverse effect.


LONG TERM DEVELOPMENT OF TECHNOLOGIES; NO COMMERCIALIZATION OF PRODUCTS TO DATE

         The Company has not yet begun to generate revenues from the sale of products or technologies. The Company is funding research that began, in some cases, many years before the Company acquired rights in such projects. The Company's products and technologies will require significant additional development, laboratory and clinical testing and investment prior to commercialization. The Company does not expect regulatory approval for commercial sales of any of its products or technologies in the immediate future. There can be no assurance that such products or technologies will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully commercialized and marketed.

ROYALTY PAYMENT OBLIGATIONS

         The owners and licensors of the technology rights acquired by the Company are entitled to receive up to 50% of all royalties and payments in lieu of royalties received by the Company from commercialization, if any, of products in respect of which the Company holds licenses. Accordingly, in addition to its substantial investment in research and development of technologies, the Company will be required to make substantial payments to others in connection with revenues derived from commercialization of products, if any, in respect of which the Company holds licenses. Consequently, the Company will not receive the full amount of any revenues that may be derived from commercialization of products derived from the Company's technologies to fund ongoing operations.

POTENTIAL LOSS OF RIGHTS UPON DEFAULT

         Under the terms of existing agreements, the Company is obligated to make periodic installments to finance research and development activities according to specified budgets. The Company is obligated to fund approximately $3,300,000 in the aggregate under existing agreements during the twelve-month period following March 31, 1997. In the event that the Company defaults in the payment of an installment under the terms of an existing licensing agreement, its rights thereunder could be forfeited. As a consequence, the Company could lose all rights under a license agreement to the related licensed technology, notwithstanding the total investment made through the date of the default. There can be no assurance that unforeseen obligations or contingencies will not deplete the Company's financial resources and, accordingly, the Company's resources may not be available to fulfill the Company's commitments.

DEPENDENCE ON PRINCIPAL INVESTIGATORS

         The Company is dependent upon the active participation of its principal investigators in the advancement of the research and development associated with their related projects. The loss of a principal investigator, particularly in the early stages of the development of a technology, could have a material adverse effect on the related project and the Company's prospects. To date, the Company has not suffered the loss of any of its principal investigators on any projects that are under active development.

RAPID TECHNOLOGICAL CHANGE; COMPETITION

         The medical research field is subject to rapid technological change and innovation. Pharmaceutical and biomedical research and product development are rapidly evolving fields in which developments are expected to continue at a rapid pace. Reports of progress and potential breakthroughs are occurring with increasing frequency. There can be no assurance that the Company will have a competitive advantage in its fields of technology or in any of the other fields in which the Company may concentrate its efforts.

         The Company's success will depend upon its ability to develop and maintain a competitive position in the research, development and commercialization of products and technologies in its areas of focus. Competition from pharmaceutical, chemical, biomedical and medical companies, universities, research and other institutions is intense and is expected to increase. All, or substantially all, of these competitors have substantially greater research and development capabilities, experience, and manufacturing, marketing, financial and managerial resources. Further, acquisitions of competing companies by large pharmaceutical or other companies could enhance such competitors' financial, marketing and other capabilities. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or not commercially viable or that the Company will be able to keep pace with technological developments.

GOVERNMENT REGULATION

         The Company's ongoing research and development projects are subject to rigorous FDA approval procedures. The preclinical and clinical testing requirements to demonstrate safety and efficacy in each clinical indication (the specific condition intended to be treated) and regulatory approval processes of the FDA can take a number of years and will require the expenditure of substantial resources by the Company. Delays in obtaining FDA approval would adversely affect the marketing of products to which the Company has rights and the Company's ability to receive product revenues or royalties. Moreover, even if FDA approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA, and a later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Additional government regulation may be established which could prevent or delay regulatory approval of the Company's products. Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Even if FDA approval has been obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing the product in those countries. The time required to obtain such approval may be longer or shorter than that required for FDA approval. The Company has no experience in manufacturing or marketing in foreign countries nor in matters such as currency regulations, import-export controls or other trade laws. To date, the Company has not received final regulatory approval from the FDA or any other comparable foreign regulatory authority in respect of any product or technology. Management currently believes that its MSI Inhaler will be its first technology to receive final FDA approval, which approval is currently estimated to be received in approximately three to four years; however, there can be no assurance that such approval will be granted by the FDA.

RISKS INCIDENT TO PATENT APPLICATIONS AND RIGHTS

         The Company's success will depend in part on its ability to obtain patent protection for products and processes and to maintain trade secret protection and operate without infringing the proprietary rights of others. The degree of patent protection to be afforded to pharmaceutical, biomedical or medical inventions is an uncertain area of the law. There can be no assurance that the Company will develop or receive sublicenses or other rights related to proprietary technology which are patentable, that any patents pending will issue, or that any issued patents will provide the Company with any competitive advantages or will not be challenged by third parties. Furthermore, there can be no assurance that others will not independently duplicate or develop similar technologies to those developed by or licensed to the Company.

         The Company supports and collaborates in research conducted at universities and other institutions. There can be no assurance that the Company will have or be able to acquire exclusive rights to inventions or technical information derived from such collaborations or that disputes will not arise as to such exclusive rights or any derivative or related research programs. If the Company is required to defend against charges of patent infringement or to protect its own proprietary rights against third parties, substantial costs will be incurred and the Company could lose rights to certain products and technologies.

RELIANCE ON THIRD PARTIES; NO MARKETING OR MANUFACTURING CAPABILITIES

         The Company does not intend to manufacture or market products it may develop using its technologies. The Company will attempt to enter into manufacturing and marketing agreements with one or more established pharmaceutical, biomedical and medical companies for any products that are developed. There can be no assurance that other pharmaceutical, biomedical or medical companies will be interested in the Company's products or technologies or be willing to enter into manufacturing or marketing agreements on terms acceptable to the Company. Further, there can be no assurance that pharmaceutical, biomedical or other medical companies will succeed in manufacturing and marketing the Company's products or technologies or that the Company will derive revenues from its products or technologies.

DEPENDENCE UPON OBTAINING HEALTHCARE REIMBURSEMENT

         The Company's ability to commercialize human therapeutic and diagnostic products may indirectly depend in part on the extent to which costs for such products and technologies are reimbursed by private health insurance or government health programs. The uncertainty regarding reimbursement may be especially significant in the case of newly approved products. There can be no assurance that price levels will be sufficient to provide a return to the Company on its investment in new products and technologies.

ADEQUACY OF PRODUCT LIABILITY INSURANCE

         The use of the Company's proposed products and processes during testing, and after approval, may entail inherent risks of adverse effects which could expose the Company to product liability claims. Product liability claims could have a material adverse effect on the business and financial condition of the Company. The Company plans to obtain, and plans to require its licensees to obtain, product liability insurance at an appropriate stage of product development and commercialization. There can be no assurance that the Company and its licensees will be able to maintain or obtain adequate product liability insurance on acceptable terms or that such insurance will provide adequate coverage against all potential claims.

VOLATILITY OF MARKET PRICE OF SECURITIES

         The market price of securities of firms in the biotechnology industry has tended to be volatile. Announcements of technological innovations by the Company or its competitors, developments concerning proprietary rights and concerns about safety and other factors may have a material adverse effect on the Company's business or financial condition. The market price of the Common Stock may be significantly affected by announcements of developments in the medical field generally or the Company's research areas specifically. The stock market has experienced volatility in market prices of companies similar to the Company that has often been unrelated to the operating results of such companies. This volatility may have a material adverse effect on the market price of the Common Stock.

OUTSTANDING OPTIONS AND WARRANTS; DILUTION


         As of June 30, 1997, the Company had reserved approximately 4,350,000 shares of Common Stock for issuance upon exercise of outstanding options and warrants, including shares of Common Stock issuable upon the exercise of options and warrants held by officers and directors of the Company. The Company has filed registration statements with the Commission covering the resale of substantially all of the shares of Common Stock underlying such options and warrants. The exercise of options and outstanding warrants and sales of Common Stock issuable thereunder could have a significant dilutive effect on the market price of shares of Common Stock and could materially impair the Company's ability to raise capital through the future sale of its equity securities.


NO DIVIDENDS

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company. To date, the Company has not declared or paid any dividends on its Common Stock, and the Company does not anticipate paying cash dividends in the foreseeable future. Rather, the Company intends to apply any earnings to the expansion and development of its business.

AUTHORIZATION OF SERIES A PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without shareholder approval. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company and preventing shareholders from receiving a premium for their shares in connection with a change of control. Except for the issuance of shares of Series A Preferred Stock that occurred in connection with the consummation of a private placement in February 1997, the Company has no present intention to issue any shares of its preferred stock; however, there can be no assurance that the Company will not issue additional shares of its preferred stock in the future.

EXERCISE OF SERIES A WARRANTS AND CONVERSION OF SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

         Certain of the Selling Stockholders hold Series A Warrants entitling such Selling Stockholders to acquire a total of 351,539 shares of Common Stock at an exercise price of $3.65 per share, subject to adjustment upon the occurrence of certain events. Certain of the Selling Stockholders also hold 35,700 shares of Series A Preferred Stock that are convertible into shares of Common Stock. See "Selling Stockholders." Each share of Series A Preferred Stock earns a cumulative dividend payable in shares of Common Stock at a rate per share equal to 7.0% per annum of the original $100.00 purchase price per share of the Series A Preferred Stock. Cumulative stock dividends on shares of Series A Preferred Stock are payable at the time of conversion. Each share of Series A Preferred Stock may be converted after May 29, 1997 at varying rates of conversion. The conversion rate will be adjusted, and the number of shares beneficially owned by the Selling Stockholder will vary, to reflect changes in the market price of the Common Stock, stock dividends, stock splits and certain other circumstances. For a further description of the rights of holders of Series A Preferred Stock, see the Certificate of Designation of Series A Cumulative Convertible Redeemable Preferred Stock filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996. The exercise of Series A Warrants, the conversion of such shares of Series A Preferred Stock and the sale of such shares of Common Stock could have a significant negative effect on the market price of the Common Stock and could materially impair the Company's ability to raise capital through the future sale of equity securities.

                                 USE OF PROCEEDS


         The Company will receive a total of approximately $2,817,000 in the event that all shares of Common Stock offered hereby that are issuable upon exercise of options or warrants have been issued upon such exercise. The Company anticipates that the net proceeds will be used as to fund the research and development relating to the MSI Inhaler and for working capital and general corporate purposes of the Company, including the possible acquisitions of rights in new drug development opportunities. The amounts and rate of application of such net proceeds will be subject, among other things, to successful completion of the various stages of research of each of the Company's research projects and the Company's identification and acquisition of rights in new technologies after the date of this Prospectus, which amounts and rate cannot be precisely determined at this time. Until such proceeds are fully used, the Company intends to invest such proceeds in investment grade, short-term interest-bearing obligations or U.S. government obligations. The Company will not receive any proceeds from the offer and resale of the Common Stock offered hereby.

                                 DIVIDEND POLICY

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company. The Company presently intends to retain earnings, if any, for use in its business and does not anticipate paying dividends (other than stock dividends payable on shares of Series A Preferred Stock) on its outstanding capital stock in the foreseeable future. Future payments of cash dividends will depend upon the financial condition, results of operations and capital requirements of the Company as well as other factors deemed relevant by the Board of Directors.


                               RECENT DEVELOPMENTS

         On April 25, 1997, Camelot Pharmacal, L.L.C., a Missouri limited liability company ("Camelot"), merged with and into CP Pharmaceuticals, Inc., a newly formed subsidiary of the Company. The principals of Camelot at the time of the merger were Loren G. Peterson, Carl F. Siekmann and David A. Byron. Pursuant to the related agreement and plan of merger, Messrs. Peterson, Siekmann and Byron each received 200,000 shares of Common Stock. The 200,000 shares of Common Stock were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. Each of Messrs. Peterson, Siekmann and Byron executed agreements in which they represented that they were "accredited investors" and had been given the opportunity to meet with Company management and to receive such documentation relating to the Company's operations and financial condition as they deemed necessary. Following the consummation of the merger, each of Messrs. Peterson, Siekmann and Byron entered into employment agreements with Sheffield and received stock options providing each individual the right to purchase up to 400,000 shares of Common Stock. The Company has agreed to reimburse Messrs. Peterson, Siekmann and Byron upon the occurrence of certain events for certain income taxes payable by them upon exercise of their stock options in an amount of up to $250,000 per person. At the time of the merger, Anthony B. Alphin, Jr., Bernard Laurent, Stephen Sohn and Michael Zeldin resigned as Directors of the Company and Mr. Peterson was elected a Director of the Company.

         In May 1997, the Company reported findings from its Phase I/II clinical trial to assess the safety and antiviral activity of a single infusion of the Company's HIV/AIDS therapeutic, RBC-CD4. The trial, conducted in 19 HIV-infected subjects, had as its primary objectives to confirm the previously reported long half-life for RBC-CD4 and to measure safety and tolerability with a secondary objective to assess activity of a single dose of RBC-CD4. Study results confirmed the half-life of RBC-CD4 and the related safety data indicated that RBC-CD4 was safe and well-tolerated by the HIV-infected patients. The secondary objective of the trial was to assess the activity of two dose levels of RBC-CD4 in HIV-infected patients. The outcome measures suggest that little sustained activity was seen from a single infusion of RBC-CD4 at either of the two doses. The data suggests that the frequency of a positive response, when reported, was greater at the early time points. It should be emphasized that RBC-CD4 in this study was evaluated as a single-dose monotherapy. The Company also announced at such time its intention to seek a partner for the RBC-CD4 technology.

                              SELLING STOCKHOLDERS


         Set forth below is information at August 15, 1997 concerning the beneficial ownership of Common Stock of each of the Selling Stockholders who are offering shares of Common Stock in this offering.




                                               Shares Beneficially              Shares to be               Shares Beneficially
                                                 Owned Prior to                    Sold in                     Owned After
                                                   Offering(1)(2)                 Offering                     Offering(3)
                                         -------------------------------       --------------       --------------------------------
NAME(1)                                     NUMBER             PERCENT                                NUMBER             PERCENT
-------                                     ------             -------                                ------             -------
CC Investments, LDC                       429,757(4)(5)           3.5             942,856              ---(4)                 *
Merced Partners, L.P.                     107,440(4)(6)            *              235,714              ---(4)                 *
Lakeshore International, Ltd.             214,879(4)(7)           1.8             471,429              ---(4)                 *
Global Bermuda, L.P.                      322,319(4)(8)           2.6             707,143              ---(4)                 *
 Angelo, Gordon & Co., L.P.                42,976(4)(9)            *               94,286              ---(4)                 *
Nutmeg Partners, L.P.                      42,976(4)(10)           *               94,286              ---(4)                 *
AG Super Fund, L.P.                        42,976(4)(11)           *               94,286              ---(4)                 *
GAM Arbitrage Investments,
   Inc.                                    42,976(4)(12)           *               94,286              ---(4)                 *
AG Super Fund International
   Partners, L.P.                          42,976(4)(13)           *               94,286              ---(4)                 *
AG ARB Partners, L.P.                      42,976(4)(14)           *               94,286              ---(4)                 *
Raphael, L.P.                              64,464(4)(15)           *              141,429              ---(4)                 *
 AG Long Term Super Fund,
   L.P.                                    42,976(4)(16)           *               94,286              ---(4)                 *
MichaelAngelo, L.P.                        64,464(4)(17)           *              141,429              ---(4)                 *
Frith Brothers Investments,Inc.            24,559(4)(18)           *               24,559              ---(4)                 *

Bailey Associates                          50,000(19)              *               50,000                 ---                 *
The Research Works, Inc.                   40,000(20)              *               40,000                 ---                 *
Robert Figliozzi                           45,000(21)              *               20,000              25,000                 *
Bernard Laurent                           157,472(22)             1.3              25,000             132,472                1.1
Copley-Pacific, Inc.                        5,000(23)              *                5,000                 ---                 *
Douglas Poretz Ltd.                         2,922(24)              *                2,922                 ---                 *
Daniel Gallagher                           15,000(25)              *               15,000                 ---                 *
Jeffrey R. Leach                           15,000(26)              *               15,000                 ---                 *
Stone Pine Atlantic LLC                   100,000                  *              300,000                 ---                 *
LHIP Acquisition
  Company LLC                              54,396(27)              *               54,396                 ---                 *



---------------
*        Less than 1%.

(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)      Determined in accordance with Rule 13-3(d) of the Exchange Act.

(3) Assumes all shares of Common Stock offered hereby are sold pursuant to the registration statement of which the prospectus constitutes a part.

(4) The number of shares of Common Stock issuable upon conversion of Series A Preferred Stock and in respect of stock dividends issuable thereon will vary based upon the market value of the Company's publicly-traded Common Stock prior to the date of conversion. For a description of the method of determining the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, see "Description of Securities - Series A Preferred Stock." Consequently, due to the fluctuating conversion rate of the Series A Preferred Stock, the number of shares of Common Stock that a holder of Series A Preferred Stock may receive upon conversion and sale pursuant to this Prospectus may exceed the number of shares of Common Stock such holder beneficially owns as determined pursuant to Section 13-3(d) of the Exchange Act. For purposes of the disclosure of Shares Beneficially Owned Prior to Offering, it has been assumed (i) that the applicable conversion price will be $3.31875 (calculated in accordance with the applicable terms of the Series A Preferred Stock as of the date of issuance of the Series A Preferred Stock on February 28, 1997), (ii) that all shares of Series A Preferred Stock beneficially owned by the Selling Stockholder are converted into shares of Common Stock at such conversion price in accordance with the applicable terms of the Series A Preferred Stock, (iii) that all Series A Warrants beneficially owned by the Selling Stockholder have been exercised for shares of Common Stock and (iv) that all Common Stock dividends accrued and payable in accordance with the terms of the Series A Preferred Stock as of May 29, 1997 (the first day such stock dividends may be issuable in accordance with the applicable terms of the Series A Preferred Stock) have been issued. For purposes of the disclosure of Shares Beneficially Owned After the Offering, it has been assumed that the applicable Selling Stockholder (x) has converted all shares of Series A Preferred Stock beneficially owned by it into shares of Common Stock and has received all Common Stock issuable as Common Stock dividends on such Series A Preferred Stock as a result of such conversion, (y) has exercised all Series A Warrants beneficially owned by it and (z) has sold all shares of Common Stock received by it upon such conversion and exercise.

(5) Consists of (i) 301,318 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 100,439 shares of Common Stock issuable upon the exercise of stock purchase warrants and
         (iii) 28,000 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(6) Consists of (i) 75,330 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 25,110 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 7,000 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(7) Consists of (i) 150,659 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 50,220 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 14,000 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(8) Consists of (i) 225,989 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 75,330 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 21,000 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(9) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(10) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(11) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(12) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(13) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(14) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(15) Consists of (i) 45,198 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 15,066 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 4,200 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(16) Consists of (i) 30,132 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 10,044 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 2,800 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(17) Consists of (i) 45,198 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Shares, (ii) 15,066 shares of Common Stock issuable upon the exercise of Series A Warrants and (iii) 4,200 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.

(18) Consists of (i) 22,599 shares of Common Stock issuable upon conversion of Series A Preferred Stock Conversion Stock and (ii) 1,960 shares of Common Stock issuable as stock dividends on Series A Preferred Stock.




(19) Consists of 50,000 shares of Common Stock issuable upon the exercise of common stock purchase options.

(20) Consists of 40,000 shares of Common Stock issuable upon the exercise of common stock purchase options.

(21) Consists of 45,000 shares of Common Stock issuable upon the exercise of common stock purchase options.

(22) Includes (i) 110,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after August 15, 1997, (ii) 25,000 shares of Common Stock owned by Global Equities and (iii) 12,500 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days after August 15, 1997 held by Global Equities. Mr. Laurent is a director of Global Equities. Mr. Laurent disclaims beneficial ownership of any shares of Common Stock that Global Equities has the right to acquire.

(23) Consists of 5,000 shares of Common Stock issuable upon the exercise of common stock purchase options.

(24) Consists of 2,922 shares of Common Stock issuable upon the exercise of common stock purchase options.

(25) Consists of 15,000 shares of Common Stock issuable upon the exercise of common stock purchase options.

(26) Consists of 15,000 shares of Common Stock issuable upon the exercise of common stock purchase options.

(27) Consists of 54,396 shares of Common Stock issuable upon the exercise of common stock warrants.

                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue 30,000,000 shares of Common Stock, $.01 par value per share, of which 12,038,274 shares were issued and outstanding on the date of this Prospectus, and 3,000,000 shares of preferred stock, $.01 par value per share, of which 35,700 shares of Series A Preferred Stock were issued and outstanding on the date of this Prospectus.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have cumulative voting rights. Subject to the rights of holders of outstanding shares of Series A Preferred Stock and other holders of preferred stock of the Company, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to the shareholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights of redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further actions of the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has 35,700 shares of its Series A Preferred Stock outstanding on the date of this Prospectus.

SERIES A PREFERRED STOCK

         THE DESCRIPTION OF THE SERIES A PREFERRED STOCK PROVIDED BELOW IS QUALIFIED IN ITS ENTIRETY BY THE RELATIVE RIGHTS, PREFERENCES, PRIVILEGES, POWERS AND RESTRICTIONS OF THE SERIES A PREFERRED STOCK SET FORTH IN THE FORM OF CERTIFICATE OF DESIGNATION FOR THE SERIES A PREFERRED STOCK INCLUDED IN EXHIBIT
4.2 TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WHICH IS INCORPORATED BY REFERENCE INTO THIS
PROSPECTUS.

         There are 35,700 shares of Series A Preferred Stock outstanding as of the date of this Prospectus. Holders of Series A Preferred Stock have the right, exercisable commencing May 29, 1997 and ending February 28, 1999, to convert shares of Series A Preferred Stock into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of Series A Preferred Stock will equal the number of shares of Series A Preferred Stock to be so converted multiplied by a fraction, the numerator of which is 100 and the denominator of which shall equal (a) $3.31875 in respect of conversions occurring on or before June 27, 1997, (b) the lesser of (i) $3.31875 and (ii) the "current market price" per share of Common Stock as of the applicable conversion date in respect of conversions occurring from June 28, 1997 to and including August 26, 1997 and
(c) the lesser of (i) $3.31875 and (ii) 85% of the "current market price" per share of Common Stock as of the applicable conversion date in respect of conversions occurring after August 26, 1997, where "current market price" means, with certain exceptions, the average of the closing bid prices of Common Stock for the 10 consecutive trading days ending the last trading day before the applicable conversion date. Each share of Series A Preferred Stock earns a cumulative dividend payable in shares of Common Stock at a rate per share equal to 7.0% of the original $100 purchase price per share of the Series A Preferred Stock. Accrued stock dividends payable in respect of the Series A Preferred Stock are payable at the time of conversion. Under certain circumstances, cash is payable to holders of Series A Preferred Stock in lieu of Common Stock.

         The Series A Preferred Stock is redeemable by holders for $125 per share in the event of (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of Series A Preferred Stock (other than a change in par value), (ii) any consolidation or merger to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Company as an entirety. In addition, upon the occurrence of a Change of Control, Series A Preferred Stock holders may redeem their shares of Series A Preferred Stock for an amount per share equal to the greater of (a) $125 and (b) the product of the aggregate number of shares of Common Stock into which a share of Series A Preferred Stock is otherwise convertible on the date preceding the change of control multiplied by the then current market price of a share of Common Stock. A "Change in Control" shall be deemed to have occurred at such time as either Douglas R. Eger and Thomas M. Fitzgerald cease to be either a director or officer of the Company.

TRANSFER AGENT

         The Company's transfer agent for its currently issued and outstanding Common Stock is Harris Trust and Savings Bank, Houston, Texas.

                              PLAN OF DISTRIBUTION

         The Common Stock offered hereby may be offered from time to time on the AMEX or on any other securities exchange on which Common Stock is listed or in privately negotiated transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at privately negotiated prices. Selling Stockholders may effect such transactions by selling such shares of Common Stock to or through one or more underwriters, brokers, dealers or agents and all such underwriters, brokers, dealers and agents may receive compensation in the form of discounts, concessions, or commissions from stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular underwriter, broker, dealer or agent might be in excess of customary commissions).

         Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the AMEX, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any underwriters, brokers, dealers or agents that act in connection with the sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of securities as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as any applicable transfer taxes, are payable by the applicable Selling Stockholder.

                                  LEGAL MATTERS

         The validity of the issuance of the securities being offered hereby has been passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Daniel J. Gallagher, an attorney at such firm, is the holder of options to purchase 15,000 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) appearing in Sheffield Pharmaceuticals, Inc.'s Annual Report (Form 10-KSB) for the years ended December 31, 1996 and 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to conditions that raise substantial doubt about the Company's ability to continue as a going concern as further described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. The consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of and for the year ended December 31, 1994 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to conditions that raise substantial doubt about the Company's ability to continue as a going concern as further described in Note 7 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 1993 and for the period from October 17, 1986 (inception) to December 31, 1993 and the years ended December 31, 1992 and 1993 have been incorporated by reference herein and in the registration statement of which this Prospectus constitutes a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP covering the December 31, 1993 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses and net deficit position raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act (the "Registration Statement") with respect to certain of the shares of Common Stock offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         SHEFFIELD PHARMACEUTICALS, INC.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

         SEC Registration fees........................  $  3,785.35
         Legal expenses...............................  $120,000.00
         AMEX Listing Fees............................  $ 17,500.00
         Accounting fees and expenses.................  $ 20,000.00
         Miscellaneous................................  $  3,714.65
                  Total...............................  $165,000.00




ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.


                  Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Corporation is insured or indemnified in any manner against liability which he may incur in his capacity as such.

                  Article   TENTH   of   the   Corporation's    Certificate   of
Incorporation provides as follows:

                  The Corporation shall, to the fullest extent permitted by ss.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Section 5.1 of the By-laws of the Corporation provides as follows:

                  (a) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of the Corporation, or a person serving in any other enterprise at the request of the Corporation, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors, or (3) by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.

                  (f) The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

                  (h) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (i) For the purposes of this Section, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (j)  This   Section  5.1  shall  be   construed  to  give  the
Corporation the broadest power permissible by the Delaware General Corporation Law, as it now stands and as heretofore amended.

                  Section 145 of the General Corporation Law of the State of Delaware provides as follows:


                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e)  Expenses  (including  attorneys'  fees)  incurred  by  an officer or director in defending any civil criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director. officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director. officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  The Company maintains a directors and officers liability insurance policy for coverage of up to $5,000,000.

ITEM 16.          EXHIBITS.

         The following Exhibits are included pursuant to Regulation S-K.

            NO.         DESCRIPTION                                  REFERENCE

           3.1   Certificate of Incorporation of Registrant, as           (1)
                 amended

           3.2   Bylaws of Registrant                                     (2)


           4.1   Form of Common Stock Certificate                         (3)

           5.1   Opinion of Olshan Grundman Frome & Rosenzweig LLP        (4)
                 (includes Consent)

          23.1   Consent of KPMG Peat Marwick LLP                         (4)

          23.2   Consent of Ernst & Young LLP                             (4)


          23.3 Consent of Olshan Grundman Frome & Rosenzweig LLP included in Exhibit 5.1


          24.1   Power of Attorney (included in the signature page        (5)
                 to this Registration Statement)




---------------------

         (1) Incorporated by reference to exhibit no. 3.1 filed with the Registrant's Report on Form 10- Q for the fiscal quarter ended June 30, 1997 filed with the Commission.
         (2) Incorporated by reference to exhibit 3.2 filed with the Registrant's Report on Form 10-Q for the fiscal quarter ended June 30, 1997 filed with the Commission.
         (3) Incorporated by reference to exhibit no. 4.1 filed with the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 filed with the Commission.
         (4)      Previously filed.
         (5)      Filed herewith.

ITEM 17.          UNDERTAKINGS.

         (a)      Rule 415

                  The undersigned registrant will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective to remove from registration any of the securities that remain unsold at the end of the offering.

(h)      Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 29, 1997.


                                             SHEFFIELD PHARMACEUTICALS, INC.



Dated:   August 29, 1997                     /S/ LOREN G. PETERSON
                                             -------------------------------

                                             Loren G. Peterson
                                             Chief Executive Officer


                       POWERS OF ATTORNEY AND SIGNATORIES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Sheffield Pharmaceuticals, Inc. hereby constitutes and appoints Douglas R. Eger, Loren G. Peterson and George Lombardi and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Sheffield Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        SIGNATURE                           TITLE                 DATE



/S/ DOUGLAS R. EGER               Director and Chairman        August 29, 1997
-------------------------------
         Douglas R. Eger



/S/ LOREN G. PETERSON             Director and Chief           August 29, 1997
-------------------------------   Executive Officer
         Loren G. Peterson



/S/ THOMAS FITZGERALD             Director, President and      August 29, 1997
-------------------------------   Chief Operating Officer
         Thomas Fitzgerald

/S/ JOHN M. BAILEY                Director                     August 29, 1997
-------------------------------
         John M. Bailey

                                  Director                              , 1997
-------------------------------
         Digby W. Barrios



/S/ GEORGE LOMBARDI               Vice President, Chief        August 29, 1997
-------------------------------   Financial Officer,
         George Lombardi          Treasurer and Secretary
                                  (Chief Financial and
                                  Chief Accounting Officer)